PRELIMINARY – ALL FIGURES ARE UNAUDITED

FISKER

Management Update Presentation

- Approximately 1,300 vehicles delivered in total in January and February 2024
- There were no vehicles produced in January 2024
- From February 1, 2024 through March 15, 2024, approximately 1,000 vehicles produced
- Fisker will be pausing production for six weeks starting the week of March 18, 2024 to align inventory levels and progress strategic and financing initiatives
- Current Vehicle Inventory
  - North America: 1,168 at ports, 11 in-transit, 180 at sea, 2,140 in storage and 171 produced but not delivered
  - EU: 131 at ports, 5 in-transit, 72 at sea, 739 in storage and 105 produced but not delivered
  - Work in process vehicles in North America are 175 and in EU are 126
- Fisker has not completed an NRV analysis for 2024 but believes the completed vehicle value for its inventory as of March 15, 2024 is in excess of $200 million
- As of March 15, 2024, unrestricted cash was $89.1 million and restricted cash was $31.8 million
- As of December 31, 2023, accounts payable was $182.0 million
- Fisker is continuing negotiations with a large automaker for a potential transaction which could include an investment in Fisker, joint development of one or more electric vehicle platforms, and North America manufacturing. The closing of any transaction would be subject to satisfaction of important conditions, including completion of due diligence and negotiation and execution of appropriate definitive agreements.